Filed Pursuant to Rule 433

Registration No. 333-192577-02

Cabela’s Credit Card Master Note Trust, Series 2015-I

Joint Leads: RBC Capital Markets, BofA Merrill Lynch	Co-Manager: Wells Fargo Securities

CL	AMT (MM)	WAL	S&P/F/ DBRS	E.Final	L.Final	PXG	CPN%	$PX
A-1	$218.75	5.00	AAA/AAA/AAA	03/16/20	03/15/23	INTS+0.52%	2.26%	99.97473
A-2	$100.00	5.00	AAA/AAA/AAA	03/16/20	03/15/23	1ML+0.54%		100.00000

Sponsor & Servicer:	World’s Foremost Bank
Expected Pricing:	Priced
Expected Settle:	03/16/15
Expected Ratings:	S&P/Fitch/DBRS
ERISA Eligible:	Yes
Registration:	SEC Registered
First Pay Date:	05/15/15
Min Denoms:	$1K x $1K
Class A-1 CUSIP:	126802DC8
Class A-2 CUSIP:	126802DD6
Bill & Deliver:	RBC Capital Markets

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the depositor at (402) 323-5958. Any disclaimer below is not applicable and should be disregarded.